5390 Triangle Parkway, Suite 300
Norcross, GA 30092

EXHIBIT 99.1

Eskom, Africa’s Largest Electricity Provider, Selects Comverge to Manage Historic Intelligent Energy Management Program

Comverge IntelliSOURCE Software Platform to Support Continent’s First Competitive Market for Demand Response Resources

Comverge to Both Manage and Provide Curtailment Services for Eskom in Newly Formed South African Demand Response Market

Norcross, GA., December, 20, 2011 – Comverge, Inc. (NASDAQ: COMV), the leading provider of Intelligent Energy Management solutions for Residential and Commercial & Industrial (C&I) customers, today announced that it has been selected by Eskom, the largest electricity provider in Africa, to manage its complex supply and demand challenges by creating and co-managing Africa’s first open market for demand response resources. Under the terms of the approximately $27 million agreement, Comverge will deploy the IntelliSOURCE 2.0 platform for Eskom  to register, dispatch and operate a new competitive demand response market in South Africa for an initial 500 Megawatts (MWs) of demand response resources. In addition, the agreement calls for Comverge to provide at least 100 MWs directly as one of the new curtailment service providers (CSPs) serving this newly established market.

“We are excited to launch the Eskom Demand Response Aggregation Pilot Programme (DRAPP) to leverage the power of demand response to help ensure greater grid reliability across South Africa,” said Andrew Etzinger, senior general manager Integrated Demand-Side Management, Eskom. “With Comverge, we have one of the world’s most experienced demand response providers as a partner in these efforts and together, we will deliver a comprehensive and very successful program to benefit local companies and help us optimize energy usage.”

Headquartered in Johannesburg, South Africa, Eskom generates, transmits and distributes approximately 95 percent of the electricity used in South Africa and approximately 45 percent of the electricity used in Africa. With peak demand in South Africa at around 37,000 MW, Eskom selected Comverge to help balance supply and demand across a diverse customer base that includes industrial, mining, commercial, and agricultural customers and redistributors.

“This new partnership with Eskom, the largest electricity provider in Africa, validates the power of Comverge’s integrated Intelligent Energy Management (IEM) solutions and demonstrates how they can help address some of the most complex electricity supply and demand challenges in the world,” said R. Blake Young, president and chief executive officer, Comverge. “Working closely with Eskom, Comverge will establish the first sophisticated, broadly available capacity market in South Africa and help launch a network of curtailment service providers. This project requires proven, comprehensive demand response technology and know-how and we believe that Comverge’s IntelliSOURCE enterprise software platform combined with our decades of experience in understanding energy markets will serve Eskom well in meeting its progressive energy management objectives.”

Additional Details on the South African Demand Response Deployment

•	This is the first client win since Comverge established its new International subsidiary in March 2011 and represents the nineteenth deployment of Comverge’s IntelliSOURCE platform.
•
The Comverge IntelliSOURCE 2.0 platform is the industry’s most advanced, enterprise-class software platform and operating environment that incorporates the insight and control needed to realize the value from a true two-way dialogue between energy providers and consumers.

•	This new competitive market for demand response resources will help optimize energy usage in South Africa by creating and fostering new demand response companies within the country.
•
The scalability and flexibility of the Comverge IntelliSOURCE 2.0 platform across multiple customer classes will allow Eskom to accurately evaluate the potential for commercial, industrial and residential demand response programs in the country.

•	The terms of the contract are for a pilot program scheduled to run through March 31, 2013.
•	To support the partnership with Eskom, Comverge will open a new office in Johannesburg, South Africa.

“Our partnership with Eskom will accelerate demand response as a critical component of the South African energy mix in a country with an emerging focus on energy management,” said David Ellis, managing director, Comverge International. “The Eskom partnership demonstrates the scope and quality of the international opportunities available to Comverge. The emerging international market for comprehensive intelligent energy management solutions requires the type of sophisticated software, hardware, and services provided by Comverge. This combined with Comverge experience in market design allows for a quick start to demand side solutions.”

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million deployed residential devices, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs.  We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry’s only proven, comprehensive set of technology, services and information management solutions.  For more information, visit www.comverge.com.

Caution Regarding Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include expected revenue in U.S. dollars, foreign exchange risk associated with foreign currency, successful operation of the DRAPP, megawatts to be delivered under the program, the creation of an open market capacity program in South Africa, and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release are based on a number of assumptions that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, regulatory changes or grid operator rule changes, regulatory approval of our contracts, economic and competitive factors, operating in international markets, and other risks more fully described in our Annual Report on Form 10-K filed March 9, 2011 and our Quarterly Report of Form 10-Q filed November 9, 2011 with the SEC. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:
Jason Cigarran
VP, Marketing and Investor Relations
678-823-6784, invest@comverge.com